UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  January 17, 2006

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K is the transcript of IBM’s Chief Financial Officer Mark Loughridge’s fourth quarter earnings presentation to securities analysts on January 17, 2006.  Attachment II are the charts for such presentation and certain reconciliation and other information.  Attachment III is additional information, page 1 of which is furnished but not filed, and page 2 of which is filed.  All of the information in Attachment I and II is hereby filed except for the information set forth below, which is furnished but not filed.

Attachment I (Transcript)

The following statements on Page 2:

“Without PCs and the impact of currency, revenue was up 3 percent.”

“When you exclude the non-recurring charge, IBM pretax profit was $4.8 billion,”

“Revenue was down 1 percent as reported, but up 3 percent at constant currency.”

“Our pre-tax income was up 22 percent.”

The following statements on Page 4:

“Our pretax earnings were $12.4 billion – up 12 percent,”

“We delivered $88.3 billion of revenue – up 3 percent as reported and at constant currency.”

“Pretax earnings were $12.5 billion – up 15 percent year-to-year – with solid growth and contribution from hardware, software, and services.”

“In 2005, our return on invested capital was 24 percent — excluding our Global Financing business – and the non-recurring charges.”

The following statements on Page 6:

“Without the PC business, revenue was down 1 percent.”

“Without the PC business, hardware was up 6 percent, and up 9 percent at constant currency.”

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The following statement on Page 8:

“For the year, these emerging countries delivered $3.8 billion of revenue without PCs – and grew 14 percent at constant currency.  Year-to-year growth was led by India at 55 percent, while China grew 8 percent, Brazil 7 percent, and Russia 29 percent.”

The following statements on Page 9:

“Without the improvement from divesting the low margin PC business, margin was up 2.2 points.”

“Without PCs – the hardware gross profit margin was flat.”

The following statements on Page 10:

“Excluding the 267 million dollar one-time curtailment charge for our US Pension plan change – expenses would be down 11 percent.

“Without the PC results in 2004, and the pension charge, Expense and Other Income was better by 7 percent.  On this basis, expense-to-revenue improved 1.7 points year-to-year, and we improved our SG&A expense-to-revenue ratio about a half of a point — down to 20.4 percent.”

“Excluding the curtailment charge, retirement-related plans were a hurt of $255 million.  For the full year, excluding charges in both years, retirement-related cost was up approximately $1 billion, in line with our estimate at the beginning of 2005.”

“In spite of the fact that our pension plan changes will save us between $450 and $500 million in 2006, retirement-related expense will still increase another $400 to $500 million year-to-year – excluding the impact of the 2005 one-time charges.”

The following statement on Page 12:

“You’ll see that based on these rates, we would expect a 3 to 4 point impact to revenue growth in the first quarter without PCs, and a 2 point impact in the second quarter, before moderating in the second half.”

The following statement on Page 13:

“Without the $1 billion of additional contribution to the US pension plan, we generated $1.4 billion more cash flow this year.”

The following statement on Page 26:

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“Based on our 2005 segment pretax profit — excluding second quarter restructuring charges and PCs — approximately 37 percent of our 2005 total segments’ profit was generated from Software, another 28 percent from Hardware & Financing, and 35 percent from Services.”

Attachment II (Charts)

In the chart on Page 3 (4Q05 FINANCIAL SUMMARY):

- the data in the columns entitled “IBM Results without Non-Recurring Item” and “B/(W) Yr/Yr” for the rows identified as “Expense”, “PTI”,  “Tax Rate %”, and “Net Income”.

- all the data in the column entitled “B/(W) Yr/Yr w/o 2004 PC Results” except the data in the row identified as “EPS”.

In the chart on Page 4 (2005 FINANCIAL SUMMARY):

 - the data in the third and fourth columns (“IBM without Non-recur” and “B/(W) Yr/Yr*”) for the rows identified as “Expense,” “PTI,” “Tax Rate%” and “Net Income”.

 - all the data in the last two columns (“IBM w/o Non-recur & PC Results” and “B/(W) Yr/Yr*”) except the data in the row identified as “EPS”.

In the chart on Page 5 (REVENUE), all the data in the two rows identified as “w/o PC”.

In the chart on Page 6 (GEOGRAPHIC REVENUE), all the data in the two columns identified as “@ CC w/o PC”.

In the chart on Page 7 (GROSS PROFIT MARGIN), all the data in the two rows identified as “w/o PC”.

In the chart on Page 8 (EXPENSE SUMMARY):

 - the data in the first row (“SG&A”), and the rows identified as “Total Expense and Other Income” and “E/R%”, in each case for both columns entitled “B/(W) Yr/Yr w/o Charges”.

 - all the data in the two rows identified as “w/o PC”.

In the Chart on Page 15 (2005 Pre-Tax Income Segment Profit), all the percentage data included within the pie chart.

The charts on S1 (2005 FINANCIAL SUMMARY), S3 (PC RESULTS), S5 (EQUITY-BASED COMPENSATION), S14 (RECONCILIATION TO NET CASH FROM OPERATIONS), S15 (RECONCILIATION OF SG&A EXPENSE TO REVENUE RATIO), S16 (RECONCILIATION OF SEGMENT PRE-TAX INCOME),

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S17 (RECONCILIATION OF 2004 VS. 2005 RETIREMENT RELATED COST), S18 (RECONCILIATION OF ESTIMATED 2006 RETIREMENT RELATED COST) and S19 (RECONCILIATION OF REVENUE GROWTH IN EMERGING COUNTRIES).

In the chart on S2 (REVENUE - KEY INDUSTRY SALES UNITS), all the data in the four columns under “w/o PC B/(W) Yr/Yr”.

In the chart on S4 (CURRENCY:  YEAR-TO-YEAR COMPARISON), all the data in the row identified as “IBM excluding PC”.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/). IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 18, 2006

By:

/s/	Timothy S. Shaughnessy

Timothy S. Shaughnessy
Vice President and Controller

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Attachment I

INTRODUCTION

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  Here with me today is Mark Loughridge, IBM’s Senior Vice President and Chief Financial Officer.  Thank you for joining our fourth quarter earnings presentation.

By now, the opening page of the presentation should have automatically loaded, and you should be on the title page – chart 1.

The charts will automatically advance as we move through the presentation.  However, if you prefer to manually control the charts, at any time you can un-check the synchronize button on the left of the presentation.

As always, the prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

This presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.

All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K to be submitted to the SEC.

For those of you who are manually controlling the charts, please click on the Next button for chart 2.

Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, let’s go to chart 3, and I’ll turn the call over to Mark Loughridge.

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IBM RESULTS – FOURTH QUARTER

Thanks Patricia.

In the fourth quarter —

We delivered $24.4 billion in revenue, which was down 12 percent as reported.  Without PCs and the impact of currency, revenue was up 3 percent.

Our pre-tax income was $4.6 billion.  This includes about $180 million of gains from certain real estate transactions, as compared to the $75 million previously estimated.

And we delivered $2.01 of earnings per share, up 20 percent year-to-year.

This quarter we had one non-recurring item.

On January 5th we announced changes to our US pension plan.  We recorded a one-time pretax charge of $267 million in the fourth quarter for the curtailment of these plans.

When you exclude the non-recurring charge, IBM pretax profit was $4.8 billion, and we delivered $2.11 of earnings per share, up 26 percent over last year’s fourth quarter.

But the most appropriate comparison is to last year’s fourth quarter without the divested PC business – as this view best reflects our ongoing performance.  The details and description of the PC results are included in our supplemental charts.  On this comparable basis:

Revenue was down 1 percent as reported, but up 3 percent at constant currency.

Our pre-tax income was up 22 percent.

And earnings per share were up 29 percent.

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Looking at our results by business:

In hardware, we had strong performance in storage, microelectronics and our zSeries and pSeries servers.

In software, performance was led by our Key Branded Middleware products,  especially Information Management and Tivoli.

Our services business had improved margin performance, driven primarily by benefits from our productivity initiatives.

And across our geographies, the strongest results were posted by the Americas, which executed well in a solid demand environment.

These results once again reflect the strength of our business model, the global scope of our enterprise, and the ability of our broad portfolio to consistently generate earnings and cash.

Let’s move on to our full year performance with chart 4.

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IBM RESULTS – FULL YEAR

In 2005, our reported results included PC results for four months, and non-recurring items.  As reported:

We delivered $91.1 billion of revenue, down 5 percent year-to-year,

Pretax earnings were $12.2 billion, up 15 percent,

And earnings per share were $4.91, up 12 percent.

Without the non-recurring items in 2004 and 2005:

Our pretax earnings were $12.4 billion, up 12 percent,

And earnings per share were $5.32, up 18 percent.

The view that best represents our ongoing operational performance is IBM results without non-recurring items and the divested PC business.  On this basis:

We delivered $88.3 billion of revenue, up 3 percent as reported and at constant currency.

Pretax earnings were $12.5 billion, up 15 percent year-to-year, with solid growth and contribution from hardware, software, and services.

And earnings per share were $5.36, up 21 percent.

Net cash from operations, excluding Global Financing Receivables, was $13.1 billion, up $200 million year-to-year.  We had record returns to shareholders through share buyback and dividends of $9 billion.  We ended the year with $13.7 billion of cash on hand, and low debt levels for our non-financing business.

In 2005, our return on invested capital was 24 percent, excluding our Global Financing business, and the non-recurring charges.

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Early in the year, we said that we would deliver our profit more through cost and expense performance than revenue.  Throughout the year, we leveraged our productivity initiatives to drive earnings per share growth in excess of our longer-term financial model objectives.  We will continue to leverage the cost efficiency of our model to drive profit growth as we move to 2006.

Now, let’s get into the details of the fourth quarter, starting with revenue, chart 5.

5

REVENUE

Total Revenue in the fourth quarter was down 12 percent year-to-year as reported.  Without the PC business, revenue was down 1 percent. Currency negatively impacted our growth by four points, one point more than our estimate based on spot rates in mid-October.  Without the impact of currency, our revenue was up 3 percent.

Global Services was down 5 percent year-to-year as reported, and down 1 percent at constant currency.

The decline was driven primarily by our short-term signings performance, and by a decline in strategic outsourcing revenue.  We’ll get into the Services revenue dynamics when we discuss the Services business.

Hardware revenue was down 27 percent as reported.  Without the PC business, hardware was up 6 percent, and up 9 percent at constant currency.

We had strong double-digit growth from our storage products and our microelectronics OEM business.

Software revenue was flat as reported, and up 3 percent at constant currency.

Our key middleware brands contributed high single-digit growth at constant currency, offset by declines in operating systems and other middleware products.

Global Financing revenue was down 8 percent as reported, or 6 percent at constant currency, driven by a continued decline in the asset base and a lower level of used equipment sales.

Now let’s turn to revenue by geography – chart 6.

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REVENUE — GEOGRAPHIC

To provide the best view of our ongoing geographic performance, I’ll focus my comments on the results without PCs at constant currency.

Looking at the major geographies:

Americas performance was again driven by solid execution.

The performance was broad-based, with growth across all key brands and all regions.

Overall demand remains good, as clients invest to improve the competitiveness of their infrastructure, and to provide differentiated advantage in the marketplace.

Performance in Europe remained mixed.

Revenue in Spain and the Nordics was up, and France grew for the second consecutive quarter.

While Germany’s growth rate improved, Germany and Italy continue to decline.  Although in these countries, and in fact across all regions in Europe,  we had good growth in hardware.

After successful execution of the restructuring action, our new operating model, with a more streamlined management system, is now in place.  It will allow us to compete more effectively in these markets.

Asia Pacific revenue declined this quarter.

Japan, which represents about 60 percent of the Asia Pacific revenue base, once again declined at constant currency.  We continue to drive our actions to improve execution, and as they take hold in the first quarter we expect improved performance.

Mitigating the declines in Japan, China grew, and ASEAN again posted strong results, led by India.

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China and India, together with Brazil and Russia, comprise the emerging countries that we’ve discussed in past quarters.  For the year, these emerging countries delivered $3.8 billion of revenue without PCs, and grew 14 percent at constant currency.  Year-to-year growth was led by India at 55 percent, while China grew 8 percent, Brazil 7 percent, and Russia 29 percent.  We’ll continue to shift investments to these high growth markets.

Finally, our OEM growth was 35 percent in the fourth quarter, driven by the ramp up in our game chip processors.

Now we’ll move on to gross profit – chart 7.

8

GROSS PROFIT MARGIN

Gross profit margin in the fourth quarter was 44.1 percent, up 5.3 points year-to-year.  Without the improvement from divesting the low margin PC business, margin was up 2.2 points.

Global Services gross profit margin was up 3.1 points year-to-year.  As in the third quarter, we had good yield from our productivity initiatives, and a better contract profile.

Hardware gross profit margin improved over 9 points year-to-year, driven by the divestiture of the PC business.  Without PCs, the hardware gross profit margin was flat.

Software gross profit margin improved slightly.

Global Financing gross profit margin was down 2.3 points.  As we’ve discussed in the past, this business is more appropriately measured on Return on Equity.  For the full year, Global Financing’s Return on Equity was 33 percent.

Now, let’s turn to expense, chart 8.

9

EXPENSE SUMMARY

Total Expense and Other Income declined 7 percent in the fourth quarter, as reported.  Excluding the $267 million one-time curtailment charge for our US Pension plan change, expenses would be down 11 percent.

Without the PC results in 2004, and the pension charge, Expense and Other Income was better by 7 percent.  On this basis, expense-to-revenue improved 1.7 points year-to-year, and we improved our SG&A expense-to-revenue ratio about a half of a point, down to 20.4 percent.

Benefits from our second quarter productivity initiatives drove the year-to-year improvement.  By the end of the year, essentially all of the impacted resources had exited the business.  These departures drove a high level of savings in the fourth quarter, yielding a large benefit to cost and expense in the period.

As in the third quarter, most of the cost reduction went to the bottom line.  Over the longer term, these actions give us a more competitive cost structure, more pricing flexibility, and allow us to better manage escalating labor costs.

Turning to our “roadmap” of items that materially impacted earnings growth, let me start with the two items that negatively impacted our growth:

Retirement-related plans, both pension and health, were a year-to-year hurt of $522 million as reported, including the one-time curtailment charge.

Excluding the curtailment charge, retirement-related plans were a hurt of $255 million.  For the full year, excluding charges in both years, retirement-related cost was up approximately $1 billion, in line with our estimate at the beginning of 2005.

In spite of the fact that our pension plan changes will save us between $450 million and $500 million in 2006, retirement-related expense will still increase another $400 million to $500 million year-to-year, excluding the impact of the 2005 one-time charges.  Additional details on our pension assumptions and plan changes were posted to our investor website on January 5th.

Our profit growth was also impacted by a decline in IP income, down about $70 million year-to-year.

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There were a couple of items that materially helped our earnings growth:

Total equity compensation, including the cost for restricted stock units and performance based awards, was down about $140 million year-to-year.  We’ve included additional information on our equity compensation in the supplemental charts.

Gains on real estate transactions were up almost $160 million year to year.  This is reported in Other Income and Expense.

You’ll recall that last quarter I told you we had some real estate transactions in process, and at the time our best assessment was that we would record a pre-tax gain of $75 million in the fourth quarter.  Our actual fourth quarter results include a pre-tax gain of $182 million, primarily comprised of a gain on the sale of an office building in Japan, partially offset by a charge to write down a building in the US.

The additional gain of $107 million over our original estimate of $75 million was not offset, as we had expected, by a loss on the sale of another building in Japan. We were unable to reach agreement with the buyer and the building remains in service for the company.  When we comment on 2006 at the end of this presentation, this $107 million overachievement should be excluded.

Turning to currency:

The US dollar has generally strengthened since year-end 2004, especially against the European currencies.   IBM hedges its major cross-border cash flows and, as a result, mitigates the effect of currency volatility in the year-over-year results.  The impact of these hedging programs is principally reflected in Other Income and Expense, as well as cost of goods sold.  This quarter, hedging programs account for approximately $150 million of the improvement in Other Income and Expense.

I’m not going to predict future currency moves, but at current spot rates currency will hurt revenue growth in the next few quarters.  Over an extended period of time, a stronger US dollar negatively impacts IBM’s revenue and earnings.

The supplemental chart at the end of the presentation benchmarks currency’s potential future impact on revenue, assuming Friday’s exchange rates.

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You’ll see that based on these rates, we would expect a 3 to 4 point impact to revenue growth in the first quarter without PCs, and a 2 point impact in the second quarter, before moderating in the second half.

Now let’s turn to Cash Flow – chart 9.

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CASH FLOW

We had another outstanding year in cash generation.

This cash flow analysis chart has one primary difference from the FAS 95 format.  It considers our Global Financing Receivables as an investment to generate profit, not as Working Capital that should be minimized for efficiency.

For 2005, Net Cash Provided from Operations, excluding the change in Global Financing Receivables, was $13.1 billion, an increase of over $200 million from last year.  Our cash performance was driven primarily by our Net Income growth and our continued focus on working capital and supply chain management.

Within working capital, adjusted for the sale of the PC business, receivables collections continued to improve.

Inventory decreased over $450 million year-to-year.  Adjusted for the sale of the PC business, inventory was down over $250 million.

And we received $775 million in the third quarter from a settlement with Microsoft.

We paid out $1.3 billion in restructuring cash payments, and funded a $1.7 billion contribution to the US pension fund in the first quarter of 2005, $1 billion more than was funded in 2004.

Turning to our use of cash for investments:

Net Capital Expenditures were approximately $3.5 billion, a decrease of approximately $200 million year-to-year.

Let me make a subtotal here since many investors look at cash flow after Capital Expenditures.  We generated cash flow of $9.6 billion, about $400 million more than last year.  Without the $1 billion of additional contribution to the US pension plan, we generated $1.4 billion more cash flow this year.

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Next, our Global Financing Receivables, net of changes in Global Financing Debt, were a source of $1.3 billion, due to continued decline in income generating assets.

We spent approximately $1.5 billion on acquisitions in 2005, almost half of that was for the second quarter acquisition of Ascential.  And we had net proceeds from divestitures of over $650 million driven by the sale of the PC business and about $270 million as a final settlement of the HDD divestiture.

We returned a record $9 billion to investors this year, an increase of over $650 million year-to-year.

$7.7 billion of this was through share repurchase.

We bought back over 90 million shares, and average diluted shares were at 1.6 billion, down 4.7 percent from a year ago.

We have approximately $5 billion remaining at the end of December from our last Board authorization.

And, we paid out over $1.2 billion in dividends.

This year, between share repurchase and dividends we were able to pay out to our shareholders over 100 percent of our net earnings, even after investing $10 billion in R&D, capital expenditures, and acquisitions.

Moving on to chart 10, we’ll discuss the Balance Sheet.

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BALANCE SHEET

Our cash on hand was $13.7 billion.

Over 90 percent of our total debt of $22.6 billion was driven by our Global Financing business, and Global Financing was leveraged at an appropriate 6.7 to 1.

The remaining non-financing debt level was about $2.1 billion and debt-to-capital was 6.7 percent.  The majority of the debt increase was to facilitate the Homeland repatriation, and is expected to be significantly reduced by the end of 2006.  Under this provision of the US tax law, we repatriated $9.5 billion this year, consistent with what we told you in October.

Our Balance Sheet remains very strong and we are well positioned to capitalize on future opportunities and meet our cash needs.

Now let’s turn to our three key businesses, starting with Global Services – chart 11.

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GLOBAL SERVICES

Global Services delivered revenue of $12 billion, declining 5 percent as reported and 1 percent at constant currency.  The segment profit was up 18.5 percent year-to-year, and the pre-tax margin improved to 11.9 percent.

Signings for Services this quarter were $12 billion at spot rates, and $11.5 billion at constant currency.  This includes $5.3 billion of short-term signings, which were down 4 percent, and $6.2 billion of long-term signings.  We signed eight deals larger than $100 million this quarter.  Our backlog is estimated at $111 billion, the same as a year ago.

Before turning to the three major businesses, let me comment on Services revenue dynamics.

Revenue growth in a quarter is influenced by short-term signings in the current and prior quarter.  Our short-term businesses include Integrated Technology Services and the commercial content of Consulting and Systems Integration.  As I said, short-term signings were down 4 percent, and were essentially flat in the third quarter.

Our long-term businesses include Strategic Outsourcing, Business Transformation Outsourcing, and the federal content of Consulting and Systems Integration.  Growth in these businesses is influenced by several factors, including the cumulative effect of signings, contract duration, extensions, and change in backlog over time.

Turning to the three major segments:

Strategic Outsourcing signings declined 32 percent this quarter.  Revenue was down 5 percent as reported, and down 2 percent at constant currency.

Strategic Outsourcing revenue growth continued to be impacted by the high levels of backlog erosion we experienced in 2004, and the cumulative effect of lower signings, starting in 2004 through the first quarter of 2005.

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Integrated Technology Services excluding Maintenance was down 5 percent year-to-year as reported and down 2 percent at constant currency.

ITS signings this quarter were down 10 percent.

In 3Q, I told you that we were in the process of making the necessary changes to return this business to growth.  The initial portfolio rebalancing work is complete; we are adding business development skills, and the sales coverage is aligned to the revised portfolio.  These changes will be operational in the first quarter.

Business Consulting Services was down 6 percent as reported and down 1 percent at constant currency.  This was driven by double-digit declines in Asia Pacific and Italy, while Americas grew.

Business Consulting Services signings were up 23 percent, driven by a 144 percent increase in long-term Business Transformation Outsourcing signings.  Signings growth was driven by the Americas and Europe.  Consulting and Systems Integration signings were up 4 percent, driven by growth in our longer-term US Federal business.

Strengths this quarter were in the Strategy & Change and Supply Chain Management practices within C&SI, as well as overall strength in the Financial Services Sector, SMB and the Americas.

We are taking actions to improve our growth in Consulting and Systems Integration.  I’ll mention just a few.  We are:

increasing the level of dedicated sales resource to drive our Business and Web Services and SOA solutions;

further investing in resource to address mid-market opportunities, increasing the level of brand resource in Asia Pacific;

and leveraging our global end-to-end design, build, and run capabilities.

Our Business Transformation Outsourcing business continued its strong year-to-year growth.  BTO is an important offering to address the Business Performance Transformation Services opportunity.  Other elements include the Strategy and Change practice, Engineering and Technology Services, and Business Performance Software.  For the year, BPTS revenue was $4 billion,  up 28 percent year-to-year.

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Turning to margin, Global Services gross margin improved 3.1 points year-to-year.  Pre-tax margin was 11.9 percent, an improvement of 2.4 points year-to-year.

The year-to-year improvement in pre-tax margin was primarily driven by benefits from our restructuring action, C&SI utilization improvements and a better contract profile, offset by IT investments and pension increases.

The margin also benefited from a portion of the real estate gain, which contributed approximately the same amount to margin as the gain from a divestiture in the fourth quarter of last year.

So to wrap up the year:

We improved our margin performance year-to-year, while making our Services business more cost competitive.

Productivity initiatives such as Professional Marketplace began to take hold. This helped drive improved utilization, and will be one of the drivers of margin expansion going forward.

We increased our global delivery capabilities, by adding over 15,000 resources to our Global Delivery Resource Centers.

We grew long-term signings 19 percent for the year.  These signings provide benefits over longer periods of time with little immediate impact to revenue growth.

Backlog was stable, with increased signings and less erosion than 2004.

We did however, fall short of our revenue expectations for the year, primarily in our short-term businesses.

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Looking forward:

Our pipeline for the first quarter is up year-to-year, with particular strength in our long-term businesses.  As always, we need to execute to convert the pipeline to signings.

We expect improvement in our short-term businesses.  Actions we are taking in Integrated Technology Services and Consulting and Systems Integration should yield benefits over the course of the year.

Our Business Transformation Outsourcing business remains strong.

Based on this, we expect Services revenue growth to accelerate throughout 2006 to achieve mid-single digit revenue growth in the second half.

And, we will continue to focus on driving higher margins with a more competitive cost structure.

Now I’ll move on to Systems and Technology Group, chart 12.

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SYSTEMS AND TECHNOLOGY

Systems and Technology Group revenue of $6.8 billion grew 6 percent year-to-year, and 10 percent at constant currency, on the continued strength of the zSeries and pSeries servers, storage, and our microelectronics business.

zSeries revenue grew 5 percent year-to-year, and 10 percent at constant currency.  MIPS grew 28 percent year-to-year.  This was our largest quarter of MIPS shipments on record and our highest revenue since the fourth quarter of 1998.

Today, over 60 percent of our revenue is driven by new workloads, such as Linux and Java, compared to only 15 percent at the end of 1998.  This increased adoption of new workloads by our customers highlights the broader applicability of the platform and enhanced customer benefits of our latest System z9.

iSeries revenue declined 18 percent in the quarter as we wrapped around on our high end Power5 introduction in late 2004.  We saw a late quarter fall-off as customers anticipated the first quarter announcement of new Power5+ based products.

For the full year, iSeries grew 1 percent year-to-year.

In 2005, iSeries added over 2,500 new customers, reflecting a continued commitment to the platform from ISVs, resellers and customers.

pSeries UNIX servers grew 4 percent year-to-year, and 7 percent at constant currency in what we believe is a flat market.

We saw additional demand in the quarter in the public sector which had an impact to our margin.

The full year performance is extraordinary with 15 percent year-to-year growth, double-digit growth in all geographies.  We expect this will be the fourth consecutive year of pSeries share gains.

The refresh of the Power5 product line began in the fourth quarter, and additional roll-outs are coming in 2006.

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xSeries servers revenue was flat year-to-year, and up 3 percent at constant currency.

xSeries volumes were up 13 percent, however we saw strong competitive pressures drive lower pricing.

We expect to maintain our leadership position in BladeCenter with fourth quarter revenue growth of 41 percent and full year growth of 65 percent.

Total Storage delivered year-to-year growth of 24 percent driven by strength in both enterprise & mid-range disk.

Total disk grew 32 percent, with enterprise disk at 46 percent and mid-range disk growing 40 percent.  Tape also turned in a strong performance, growing 8 percent.  We believe we will have gained significant share in external disk, and extended our share leadership in tape.

Our Storage Virtualization momentum continued in the fourth quarter with growth of almost 40 percent.

Total storage margin improved quarter-to-quarter, but was down year-to-year driven by intensified competition on price, and the mix impact of our mid-range growth in both disk and tape.

Microelectronics fourth quarter revenue grew 48 percent year-to-year.  Revenue from our 300 millimeter products grew over 250 percent.

Yields on our game processors continue to exceed expectations this quarter with our first full quarter of production shipments.

In addition to the AMD commitment announced in the fourth quarter, last week we announced that Sony and Toshiba signed five-year extensions in our development partnerships.  We believe collaborative relationships like these also enable us to leverage IBM technology in adjacent markets.

21

Engineering and Technology Services grew 7 percent as reported, and 14 percent at constant currency, bringing full year growth to about 40 percent.

E&TS enables customers to leverage our design skills, know-how and technical capabilities to meet their needs, and is part of the high growth Business Performance Transformation Services opportunity.

I’ll move on to Software – chart 13.

22

SOFTWARE

Software revenue was $4.6 billion in the quarter, flat year-to-year as reported, but up 3 percent at constant currency.  For the full year, software grew 4 percent both as reported and at constant currency.

Key Branded Middleware grew 3 percent as reported, and 7 percent at constant currency in the fourth quarter.  This concluded a solid year with Key Branded Middleware growing 9 percent year-to-year as reported and at constant currency, driven by double-digit growth in WebSphere, Tivoli and Lotus.

Operating Systems were down 6 percent as reported, and down 3 percent at constant currency.  For the full year, Operating Systems were down 2 percent as reported, and down 3 percent at constant currency.

The Software market remains highly competitive and our fourth quarter results were mixed by geography.  We saw double-digit growth in the Americas, where we believe we gained market share in both the fourth quarter and full year.  This was partially offset by weaker results in Europe.

The WebSphere family of software grew 4 percent as reported, and 7 percent at constant currency.  For the full year, WebSphere grew 10 percent both as reported and at constant currency.

The WebSphere family of software provides the foundation technologies for customers implementing business processes and applications in a Services Oriented Architecture.  As customers’ interest in SOA has increased, so has the demand for highly scalable, robust infrastructure platforms, such as WebSphere.

In 2005, we saw particular strength in WebSphere Application Servers and Portals, which grew 15 percent and 12 percent, respectively.  The WebSphere Application Server did particularly well in the fourth quarter, growing 16 percent.

In October we completed the acquisition of DataPower Technology, which combines hardware and software technology in an “appliance” that helps simplify, accelerate and increase the security of SOA deployments.

23

Information Management software grew 4 percent year-to-year as reported, and 8 percent at constant currency.  For the year, Information Management grew 8 percent.

In 2005 we saw growth in our Information Management distributed software, fueled by our content management and information integration product sets.

Ascential continues to exceed our expectations.

Lotus revenue grew 2 percent year-to-year as reported, and 7 percent at constant currency for the fourth quarter, completing a good year of 10 percent growth.

Lotus continues to enjoy strong customer response to the Domino Version 7 product line as well as very high interest in Workplace Software.  Workplace more than doubled both year-over-year and sequentially.

Rational software declined 2 percent as reported and grew 2 percent at constant currency in the fourth quarter.  For the full year Rational grew 4 percent.

In the fourth quarter, the Rational product set had good performance in both Asia and Europe.  In the Americas a small number of customers delayed their buying decisions.

Tivoli grew 3 percent as reported and 7 percent at constant currency in the quarter.  Full year growth was 11 percent.

Tivoli storage software products grew 17 percent in the quarter and 24 percent for the year, as customer adoption of our virtualization technologies continued to gain traction.

In the fourth quarter we announced our intention to acquire Micromuse.  This software helps customers manage the complex IT networks that support data, voice and video traffic.  Micromuse is well positioned to participate in the growing demand for Voice over IP, audio and video services delivered over the Internet.

Overall, our Software business was solid in 2005.  We believe we gained share in all five key middleware brands in 2005 and held share in Total Middleware.

The profitability of our software portfolio improved as well, with pre-tax income margin growing by three points in 2005.

Now I’ll wrap up, chart 14.

24

CLOSING REMARKS

We accomplished a lot in 2005, with solid growth in earnings and cash generation, balanced across our portfolio.

IBM delivered earnings per share growth of 12 percent as reported, 18 percent without non-recurring items, and 21 percent without the non-recurring items and our divested PC business.  This profit performance is driven by a combination of unit performance, portfolio actions, and execution of our productivity initiatives.

This year we have taken a number of very important actions to improve productivity and reallocate resources to the faster growing areas of the business:

We completed the sale of our PC business to Lenovo.  The transition was smooth, and through our relationship with Lenovo we are better positioned in China’s fast growing market.

We continued to invest in acquisitions to strengthen our on demand capabilities.  In 2005 we completed 16 acquisitions, primarily in software and services, at an aggregate cost of $2 billion.

We further extended our commitment to innovation, and open standards.

We successfully implemented a large restructuring action to improve the competitiveness of our cost structure.

We changed our operating model in Europe, driving resources and decision making closer to the customer to improve speed and responsiveness.

We redesigned our US pension plan and are taking actions in other countries as well.  Over the longer term, these changes will result in less volatility and a more competitive cost structure.

These actions contributed to our strong earnings and cash performance in 2005, and strengthened our capabilities as a globally-integrated company.

Now let’s move on to chart 15.

25

Before wrapping up, I would like to spend a minute discussing the structure of our business.  Oftentimes, we think about IBM only in terms of revenue mix.  I would like instead to focus this discussion on profit mix, which is the source of our strong cash flow.  We will do this in a very straightforward way, by discussing the profit generation of our software business, our hardware business, and our services business.

Based on our 2005 segment pretax profit, excluding second quarter restructuring charges and PCs, approximately 37 percent of our 2005 total segments’ profit was generated from Software, another 28 percent from Hardware & Financing, and 35 percent from Services.  Strategically, we have exited lower margin commoditized businesses and created a more balanced portfolio.  We integrate and package across our segments to create solution offerings for our global customer base, driving profit and cash over the long-term.

We can look at this past quarter as an example.  We showed strong Hardware growth of 9 percent at constant currency, with particular strength in Storage, Microelectronics, and zSeries and pSeries servers.  Software revenue grew 3 percent at constant currency.  Our key middleware brands, now over 50 percent of our total software revenue, grew 7 percent, while our operating systems and other middleware offerings drove solid profit and cash generation.  And in Services, revenue declined 1 percent.  Despite the varying revenue dynamics of Hardware, Software and Services, each segment contributed solid profit growth.

Now let me digress for a moment on the contribution of long-term signings to our near-term profit.  Large, long-term deals are good for the business, to be sure.  But the yield-to-revenue from long-term signings within a given year is typically only 8-10 percent of the total long-term signings amount.  This means that the contribution from $1 billion of long-term signings within the year, at average gross margins, will at most provide IBM with $20 million to $30 million of profit in the year — a small amount as compared to a 2005 pretax earnings base of roughly $12 billion.  These signings provide more significant benefits to revenue and profit over the longer term.

The strength of the IBM business model is not in any single component, it is in our ability to generate consistently strong cash and earnings with balanced contributions across a broad portfolio of industry leading business segments.

26

So, what does this all mean for 2006?

We are positioned to continue to drive margin improvements with a more competitive cost structure across the portfolio.

About two-thirds of our profit will come from hardware and software, with continuing growth from our strong product lines.

We expect to grow Services signings in first quarter, by improving execution on short-term signings, and driving closure on key long term deals, which will help provide a stable base of business for years to come.

And as always we have headwinds to work through in 2006, such as continued year-to-year increase in pension costs, and the impact to our business from the strengthening of the dollar.

Turning to the average of analysts’ earnings per share estimates for 2006:

Based on what we know now, and a steady economic environment, it would be reasonable to roll through the fourth quarter operational overachievement, excluding the real estate overachievement.

And as always, we remain committed to deliver double-digit earnings per share growth over the long term, through an integrated portfolio of hardware, software, and services.

Now, Patricia and I will take your questions.

27

CLOSING

Thanks, Mark.

Before we begin the Q&A let me comment on two items.

First, as always, we have a few supplemental charts at the end of the deck that complement Mark’s prepared remarks.

Second, as always, please refrain from multi-part questions.  This will allow us to take questions from more callers.

OK operator, let’s open it up for questions.

28

Attachment II

-1-

IBM 4Q 2005
Earnings Presentation

January 2006

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GLOBAL SERVICES

Revenue $12.0B, -5%; -1% @CC

IGS WW Contract Signings
($B)
20
15
10
5
0
5.4
5.1
5.1
5.0
5.1
4.6
7.2
5.5
5.4
4.6
9.2
5.4
6.3
4.7
6.2
5.3
1Q04
2Q04
3Q04
4Q04
1Q05
2Q05
3Q05
4Q05
Longer-Term
Shorter-Term

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2005 PRE-TAX INCOME SEGMENT PROFIT

- +19% Long-Term and -1% Short-Term Signings growth
- Improved margin performance

Services
35%
Hardware &
Gl. Financing
28%
Software
37%

- pSeries servers & storage strength
- Share gains

Balanced portfolio of Hardware, Software and Services

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IBM 4Q 2005
Earnings Presentation

January 2006

1

Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the Company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations.

2

4Q05 FINANCIAL SUMMARY

Continuing Operations ($B except EPS)

		Non-Recurring	IBM Results		B/(W)
		Item	without		Yr/Yr
	IBM	Pension	Non-Recurring	B/(W)	w/o 2004
	As Rptd	Charge	Item	Yr/Yr	PC Results
Revenue	24.4		24.4	(12)%	(1)%
& cc				(8)%	3%
Cost	13.7		13.7	19%	5%
GP%	44.1%		44.1%	5.3 pts	2.2 pts
Expense	6.2	0.3	5.9	11%	7%
PTI	4.6	(0.3)	4.8	19%	22%
Tax Rate%	29.5%	39.0%	30.0%	(0.2 pts )	(0.2 pts )
Net Income	3.2	(0.2)	3.4	19%	22%

EPS	$2.01		$2.11	26%	29%
Yr/Yr%	20%

May not add due to rounding

3

2005 FINANCIAL SUMMARY

			IBM		IBM w/o
	IBM	B/(W)	without	B/(W)	Non-recur &	B/(W)
	As Rptd	Yr/Yr	Non-recur	Yr/Yr*	PC Results	Yr/Yr*

Revenue	91.1	(5)%	91.1	(5)%	88.3	3%

Cost	54.6	10%	54.6	10%	52.0	(2)%
GP%	40.1%	3.2 pts	40.1%	3.2 pts	41.1%	0.9 pts
Expense	24.3	2%	24.2	2%	23.8	(1)%
PTI	12.2	15%	12.4	12%	12.5	15%
Tax Rate%	34.6%	(4.9 pts )	30.0%	—	30.0%	—
Net Income	8.0	7%	8.7	12%	8.7	15%

EPS	$4.91	12%	$5.32	18%	$5.36	21%

Non-recurring includes 2Q05 PC gain, 2Q05 incremental restructuring charge,
2Q05 Microsoft settlement, 3Q05 Homeland Tax and 4Q05 Pension charge

* 2004 adjusted for pre-tax pension settlement charge of $320M

May not add due to rounding

4

REVENUE

($B)		B/(W) Yr/Yr			B/(W) Yr/Yr
	4Q05	Rptd	@CC	FY05	Rptd	@CC
Global Services	12.0	(5)%	(1)%	47.4	2%	2%
Hardware	6.9	(27)%	(25)%	24.3	(22)%	(22)%
w/o PC	6.9	6%	9%	21.4	5%	5%
Software	4.6	—	3%	15.8	4%	4%
Global Financing	0.6	(8)%	(6)%	2.4	(8)%	(8)%
Enterprise Inv./Other	0.4	5%	11%	1.3	7%	7%

IBM	24.4	(12)%	(8)%	91.1	(5)%	(6)%
w/o PC	24.4	(1)%	3%	88.3	3%	3%

May not add due to rounding

5

GEOGRAPHIC REVENUE

			B/(W) Yr/Yr				B/(W) Yr/Yr
				@CC				@CC
($B)	4Q05	Rptd	@CC	w/o PC	FY05	Rptd	@CC	w/o PC

Americas	10.5	(6)%	(7)%	3%	38.8	(3)%	(4)%	4%
Europe/ME/A	8.3	(16)%	(9)%	2%	30.4	(5)%	(4)%	4%
Asia Pacific	4.5	(22)%	(17)%	(3)%	18.6	(12)%	(13)%	(1)%
OEM	1.1	35%	35%	35%	3.3	13%	13%	13%

IBM	24.4	(12)%	(8)%	3%	91.1	(5)%	(6)%	3%

6

GROSS PROFIT MARGIN

		B/(W)			B/(W)
	4Q05	Yr/Yr Pts		FY05	Yr/Yr Pts
Global Services	27.4%	3.1 pts		25.9%	1.7 pts
Hardware	42.1%	9.2 pts		35.1%	5.6 pts
w/o PC	42.1%	—		38.7%	(0.4 pts	)
Software	89.0%	0.1 pts		87.5%	0.3 pts
Global Financing	57.4%	(2.3 pts	)	54.7%	(5.2 pts	)
Enterprise Inv./Other	46.2%	13.4 pts		46.5%	6.3 pts

IBM	44.1%	5.3 pts		40.1%	3.2 pts
w/o PC	44.1%	2.2 pts		41.1%	0.9 pts

7

EXPENSE SUMMARY

			B/(W)			B/(W)
			Yr/Yr			Yr/Yr
		B/(W)	w/o		B/(W)	w/o
($B)	4Q05*	Yr/Yr	Charges	FY05**	Yr/Yr	Charges***
SG&A	5.3	3%	8%	21.3	(6)%	1%
RD&E	1.5	4%	4%	5.8	1%	1%
IP and Custom Dev. Income	(0.2)	(24)%	(24)%	(0.9)	(19)%	(19)%
Other Income and Expense	(0.3)	nm	nm	(2.1)	nm	nm
Interest Expense	—	(23)%	(23)%	0.2	(59)%	(59)%

Total Expense and Other	6.2	7%	11%	24.3	2%	2%
Income
w/o PCs	6.2	3%	7%	24.0	—	(1)%

E/R%	25.4%	(1.2 pts )	(0.1 pts )	26.7%	(0.8 pts )	(1.0 pts )
w/o PCs	25.4%	0.5 pts	1.7 pts	27.1%	0.8 pts	0.6 pts

* Includes $0.3B pension charge

** Includes 2Q05 PC gain, 2Q05 incremental restructuring charge, 2Q05 Microsoft settlement and 4Q05 pension charge

*** 2004 adjusted for pre-tax pension settlement charge of $320M nm = not meaningful

May not add due to rounding

8

CASH FLOW ANALYSIS

($B)	FY04	FY05
Net Cash from Operations (Cont. Ops.)	15.3	14.9
Less: GF Accounts Receivable	2.5	1.8
Net Cash from Operations (Cont. Ops.), excl. GF Rec.	12.9	13.1

Investing Activities
Capital Expenditures, Net	(3.7)	(3.5)
GF A/R	2.5	1.8
GF Debt	(1.7)	(0.6)
Net GF Debt to A/R	0.7	1.3
Acquisitions	(1.7)	(1.5)
Divestitures	0.0	0.9
Return to Shareholders
Share Repurchase	(7.1)	(7.7)
Dividends	(1.2)	(1.2)
Change in Non-GF Debt	0.7	1.2
Other	2.5	0.7
Discontinued Operations	(0.1)	0.0
Change in Cash & Marketable Securities	2.9	3.1

May not add due to rounding

9

BALANCE SHEET

	Dec	Dec	Dec
($B)	2003	2004	2005
Cash & Marketable Securities	7.6	10.6	13.7
Non-GF Assets*	63.3	66.7	62.2
Global Fin. Assets*	35.1	33.7	29.9
Total Assets	106.0	111.0	105.7

Other Liabilities	52.9	56.4	50.0
Non-GF Debt	0.4	0.6	2.1
Global Financing Debt	23.3	22.3	20.5
Total Debt	23.6	22.9	22.6
Total Liabilities	76.5	79.3	72.6

Equity	29.5	31.7	33.1

Non-GF Debt/Cap	1%	2%	7%
Global Fin. Leverage	7.1	7.0	6.7

* Excluding Cash & Marketable Securities

May not add due to rounding

10

GLOBAL SERVICES

Revenue $12.0B, -5%; -1% @CC

($B)	4Q05	Yr/Yr	Yr/Yr @CC

Revenue	12.0	(5)%	(1)%
PTI Margin	11.9%	2.4 pts

Revenue
Strategic Outsourcing		(5)%	(2)%
Business Consulting Services		(6)%	(1)%
Integrated Tech Services (w/o Maint)		(5)%	(2)%
Maintenance		1%	4%

IGS WW Contract Signings

[CHART]

4Q05 Signings	Yr/Yr
SO	(32)%
ITS	(10)%
BCS	23%
C&SI	4%
BTO	144%
Shorter-Term	(4)%
Longer-Term	(14)%

11

SYSTEMS & TECHNOLOGY

4Q05 Revenue $6.8B, +6%; 10% @CC

FY05 Revenue $21.0B, +5%; 5% @CC

	4Q05 Revenue				FY05 Revenue
	As Rptd	@CC	GP%	Share	As Rptd	@CC	GP%	Share

zSeries	5%	10%	-	+	(8)%	(8)%	=	-
iSeries	(18)%	(14)%	+	-	1%	1%	-	+
pSeries	4%	7%	-	+	15%	14%	+	+
xSeries Servers	0%	3%	=	-	7%	6%	-	-
Total Storage	24%	29%	-	+	15%	15%	-	+
Microelectronics	48%	48%	+		16%	16%	+
E&TS	7%	14%	-		39%	41%	+
Printing Systems	(13)%	(11)%	-		(9)%	(9)%	-
Retail Store Sols	(21)%	(19)%	-		(23)%	(23)%	-

12

SOFTWARE

4Q05 Revenue $4.6B, flat; 3% @CC

FY05 Revenue $15.8B, +4%; 4% @CC

	4Q05		FY05
	Yr/Yr	@CC	Yr/Yr	@CC
WebSphere Family	4%	7%	10%	10%
Information Management	4%	8%	8%	8%
Lotus	2%	7%	10%	10%
Tivoli	3%	7%	11%	11%
Rational	(2)%	2%	4%	4%
Key Branded Middleware	3%	7%	9%	9%
Other Middleware	(4)%	(1)%	(1)%	(2)%
Total Middleware	1%	4%	5%	4%
Operating Systems	(6)%	(3)%	(2)%	(3)%
Total Software	0%	3%	4%	4%
GP Margin	89.0%	0.1 pts	87.5%	0.3 pts

•                  Gained share in all five key brands in 2005

•                  Improving profitability

•                  Investing for growth

13

2005 KEY ACCOMPLISHMENTS

•                  Actions to drive productivity and growth

•                  Continued to rebalance portfolio

•                  PC sale to Lenovo

•                  Completed 16 acquisitions – Software & Services

•                  Executed large restructuring action

•                  Implemented new operating model in Europe

•                  Redesigned pension plans

•                  Extended commitment to innovation and open standards

Strong earnings growth and cash generation Globally integrated company

14

2005 PRE-TAX INCOME SEGMENT PROFIT

[CHART]

•Key branded middleware growth – share gains

•Op system & other MW drive profit & cash

Balanced portfolio of Hardware, Software and Services

Excludes 2Q restructuring charges and PCs.

Software includes Enterprise Investments.

15

[LOGO]

16

2005 FINANCIAL SUMMARY

Continuing			Incr				IBM		IBM w/o
Operations	IBM	PC	Restruct	MSFT	HL Tax	Pension	without	PC	Non-recur &
($B except EPS)	As Rptd	Gain	Charge	Settle	at $9.5B	Charge	Non-recur*	Direct	PC Results*

Revenue - as rptd	91.1						91.1	2.9	88.3
Yr/Yr%	(5)%						(5)%		3%
Yr/Yr% @CC	(6)%						(6)%		3%

Pre-tax Income	12.2	1.1	(1.7)	0.8		(0.3)	12.4	(0.1)	12.5
Yr/Yr$	1.6						1.4		1.7
Yr/Yr%	15%						12%		15%

EPS	$4.91	$0.45	$(0.72)	$0.29	$(0.32)	$(0.10)	$5.32	$(0.04)	$5.36
Yr/Yr$	$0.52						$0.82		$0.93
Yr/Yr%	12%						18%		21%

*                 2004 adjusted for pre-tax pension settlement charge of $320M

May not add due to rounding

REVENUE - KEY INDUSTRY SALES UNITS

				w/o PC					w/o PC
		B/(W) Yr/Yr		B/(W) Yr/Yr			B/(W) Yr/Yr		B/(W) Yr/Yr
($B)	4Q05	Rptd	@CC	Rptd	@CC	FY05	Rptd	@CC	Rptd	@CC

Financial Svcs	6.8	(5)%	(1)%	(1)%	3%	24.1	(2)%	(2)%	2%	2%
Public	3.8	(12)%	(9)%	2%	5%	14.0	(5)%	(5)%	5%	5%
Industrial	3.0	(15)%	(11)%	(8)%	(4)%	11.7	(7)%	(8)%	(2)%	(2)%
Distribution	2.3	(8)%	(5)%	(3)%	—	8.8	—	—	5%	5%
Communications	2.4	(6)%	(2)%	—	3%	8.6	(3)%	(4)%	1%	—

Small / Medium	4.5	(25)%	(22)%	(1)%	3%	18.0	(14)%	(14)%	6%	6%

All Sectors	23.5	(13)%	(9)%	(2)%	2%	88.2	(6)%	(6)%	3%	3%

May not add due to rounding

PC RESULTS

	PC Business	Internal	Internal	Net	Est
	As Reported	Rev / GP*	IT Uplift*	Allocations**	PC Direct
FY04
Revenue
External	10737				10737
Internal	129	(129)
PTI	(10)	(24)	89	139	194

FY05
Revenue
External	2876				2876
Internal	33	(33)
PTI	(165)	(7)	27	46	(99)

*                 Intercompany sales and profits eliminated in consolidation

**          Allocations in support of PC operations which are not contractually recoverable under Lenovo relationship and effectively remain with IBM

See non-GAAP reconciliation for additional description, chart S10

CURRENCY: YEAR-TO-YEAR COMPARISON

QUARTERLY AVERAGES PER US$

			1/13		@ 1/13 Spot
	3Q05	4Q05	Spot	1Q06	2Q06	3Q06	4Q06
Euro	0.82	0.84	0.83
Yr/Yr	0%	-9%		-9%	-4%	-1%	1%
Pound	0.56	0.57	0.57
Yr/Yr	-2%	-7%		-7%	-5%	-1%	1%
Yen	111	117	115
Yr/Yr	-1%	-11%		-10%	-7%	-3%	2%

IBM Revenue Impact	1 pts	-3 pts		-3 pts	-2 pts	-1 pts	1 pts
IBM excluding PC	1 pts	-4 pts		-3~-4 pts	-2 pts

Negative Yr/Yr growth signifies a translation hurt

EQUITY-BASED COMPENSATION

Pre-Tax			B/(W)			B/(W)			B/(W)			B/(W)
($M)	1Q04	1Q05	Yr/Yr	2Q04	2Q05	Yr/Yr	3Q04	3Q05	Yr/Yr	4Q04	4Q05	Yr/Yr

Stock Options*	291	228	63	303	221	82	299	212	87	262	203	59
Empl. Stock	49	18	31	54	0	54	47	0	47	54	0	54
Purchase Plan*
Sub-Total	340	246	94	357	221	136	346	212	134	316	203	113

RSUs / Performance Units	57	41	16	38	42	(4)	53	39	14	73	44	29

Total w/o Non-Recurring	396	286	110	394	263	131	399	251	148	389	247	142

Non-Recurring**					(12)	12

Total Equity Comp	396	286	110	394	251	143	399	251	148	389	247	142

*                 Expensed beginning 1Q05. Employee Stock Purchase Plan rendered non-compensatory in 2Q05

**          Forfeitures credited to PC sale ($12M) and incremental restructuring ($3M) for stock options; forfeitures credited to incremental restructuring ($1M) and award modification charges to PC sale of $4M for RSUs / Performance Units

May not add due to rounding

CASH FLOW (FAS 95) - FY

($B)	FY04	FY05
Net Income from Continuing Operations	7.5	8.0
Depreciation / Amortization	4.9	5.2
Stock-based Compensation Expense	1.6	1.0
Working Capital / Other	(1.1)	(1.1)
GF A/R	2.5	1.8
Net Cash provided by operating activities	15.3	14.9
Capital Expenditures, Net	(3.7)	(3.5)
Divestitures	0.0	0.9
Acquisitions	(1.7)	(1.5)
Other Investing	0.1	(0.3)
Net cash used in investing activities	(5.3)	(4.4)
GF Debt	(1.7)	(0.6)
Non-GF Debt	0.7	1.2
Dividends	(1.2)	(1.2)
Share Repurchase	(7.1)	(7.7)
Other	1.8	1.2
Net cash used in financing activities	(7.6)	(7.1)
Effect of exchange rate changes on cash	0.4	(0.8)
Discontinued Operations	(0.1)	0.0
Net Change in Cash & Cash Equivalents (Cont. Ops.)	2.8	2.5

May not add due to rounding

CASH FLOW (FAS 95) - QUARTER

($B)	4Q04	4Q05
Net Income from Continuing Operations	2.8	3.2
Depreciation / Amortization	1.3	1.3
Stock-based Compensation Expense	0.4	0.2
Working Capital / Other	1.9	3.0
GF A/R	(2.3)	(2.4)
Net Cash provided by operating activities	4.0	5.4
Capital Expenditures, Net	(1.0)	(0.5)
Divestitures	0.0	0.3
Acquisitions	(0.8)	(0.2)
Other Investing	0.1	(1.1)
Net cash used in investing activities	(1.6)	(1.4)
GF Debt	(0.4)	0.2
Non-GF Debt	1.0	1.2
Dividends	(0.3)	(0.3)
Share Repurchase	(2.8)	(1.0)
Other	0.6	0.4
Net cash used in financing activities	(1.9)	0.5
Effect of exchange rate changes on cash	0.4	(0.1)
Discontinued Operations	0.0	0.0
Net Change in Cash & Cash Equivalents (Cont. Ops.)	0.9	4.3

May not add due to rounding

CASH FLOW ANALYSIS - QUARTER

($B)	4Q04	4Q05
Net Cash from Operations (Cont. Ops.)	4.0	5.4
Less: GF Accounts Receivable	(2.3)	(2.4)
Net Cash from Operations (Cont. Ops.), excl. GF Rec.	6.4	7.8
Investing Activities
Capital Expenditures, Net	(1.0)	(0.5)
GF A/R	(2.3)	(2.4)
GF Debt	(0.4)	0.2
Net GF Debt to A/R	(2.7)	(2.1)
Acquisitions	(0.8)	(0.2)
Divestitures	0.0	0.3
Return to Shareholders
Share Repurchase	(2.8)	(1.0)
Dividends	(0.3)	(0.3)
Change in Non-GF Debt	1.0	1.2
Other	1.1	0.3
Discontinued Operations	0.0	0.0
Change in Cash & Marketable Securities	0.9	5.4

May not add due to rounding

NON-GAAP FINANCIAL MEASURES

•                  In an effort to provide investors with additional information regarding the Company’s results as determined by generally accepted accounting principles (GAAP), the Company also discloses the following non-GAAP information which management believes provides useful information to investors:

•                  Management has presented certain financial results excluding the effects of the following one-time items: (1) a 2Q 2005 gain on the sale of the company’s PC business, (2) a 2Q 2005 gain related to a settlement agreement reached with Microsoft, (3) 2Q 2005 charges related to the company’s restructuring initiatives, (4) a one-time 3Q 2005 tax charge for the planned repatriation of foreign earnings, (5) a 4Q 2005 one-time curtailment charge relating to changes to the company’s U.S. defined benefit pension plans, (6) a one-time charge recorded in 3Q 2004 for the partial settlement of certain legal claims related to IBM’s pension plan and (7) the operational performance of the company’s divested PC business. Given the unique and non-recurring nature of these items, management believes that presenting certain financial information without these items is more representative of the company’s operational performance and provides additional insight into, and clarifies the basis for, historical and/or future performance, which may be more useful for investors.

•                  On April 30, 2005, IBM sold its PC business. IBM’s reported results for the quarter ended December 31, 2005 do not include operational performance of the company’s PC business while the reported results for the comparable period in the prior year include three months of operational performance of the PC business. Further, IBM’s reported results for the year ended December 31, 2005 include four months of operational performance of the PC business, as compared to twelve months in the comparable period of the prior year. Management believes that it is important to investors to understand the financial results of the company adjusted for the impact of its divested PCD operations in order to show IBM’s results on a comparable basis year-to-year, and to best present ongoing operational performance. Accordingly, management has presented certain financial results excluding the effects of the PC business.

Consistent with the company’s management system, its reportable segments include transactions between segments that are intended to reflect an arm’s-length transfer price and include intercompany profit. Management believes that a more appropriate measure of the financial impacts that the divestiture of the PC business has on IBM’s consolidated financial results should exclude any revenues associated with internal sales and intercompany profits, which are eliminated in consolidation. Accordingly, the results of the PC business have been adjusted from the reported PC segment. The basis for these adjustments are to give effect to intercompany and certain allocated expenses and the adjusted results are intended to display the impact on the IBM consolidated results on a basis comparable to which the company operates post-PC divestiture which management believes is meaningful and useful to investors.

•                  Management includes a presentation of cash flows that excludes the effect of Global Financing Receivables and subtracts net capital investments from Net Cash from Operations. For a financing business, increasing receivables is the basis for growth. Receivables are viewed as an investment and an income-producing asset. Capital investments are necessary to grow and sustain the business. Therefore, management presents financing receivables as an investing activity, which has the effect of lowering cash from operations, and net capital investments as a reduction of Net cash from Operations. Management’s view is that this presentation gives the investor the best perspective of cash available for investment or for distribution to shareholders.

•                  Management refers to growth rates at constant currency or adjusting for currency so that the business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company’s businesses performance.  Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates or adjusting for currency will be higher or lower than growth reported at actual exchange rates.

•                  The complexity and volatility associated with the accounting and financial reporting for pension plans has been a major focus of the Company’s management and investors. To help investors better understand the estimates, judgments and performance of the plans, in the 2004 Annual Report, the Company provided significant disclosures. Management has presented certain historical and forecasted financial results (1) excluding a one-time pre-tax curtailment charge recorded in 2005 relating to changes to the company’s U.S. defined benefit pension plans excluding (2) a one-time charge recorded in 2004 for the partial settlement of certain legal claims related to IBM’s pension plan and (3) the year-to-year effects of incremental funding of the U.S. pension plan. Given the unique and non-recurring nature of these charges, management believes that presenting such financial items without the charges is useful to investors in better understanding the company’s business performance. The Company believes the magnitude of these impacts can affect investors’ understanding of the Company’s overall business performance.  Management further believes that investors’ understanding is enhanced when the year-to-year dynamics associated with pension cost is rendered explicit in the discussion of the Company’s financial results. Therefore, while giving appropriate prominence to the GAAP based financial measures in presenting such results, the Company believes it is appropriate and useful to investors to include certain non-GAAP measures.

•                  Management uses return on invested capital (ROIC) to measure returns on investments and to measure how effectively we invest our capital and to measure our profitability. Management presents ROIC excluding the impact of the Global Financing business and the 2005 non-recurring charges, as it provides a better measure of our mainline businesses and is a more appropriate point for comparison with our industry. Management believes that the leveraged nature of Global Financing makes Company-wide ROIC a less useful metric. See Form 8-K for reconciliation.

RECONCILIATION TO NET CASH FROM OPERATIONS

($B)	FY05	Yr/Yr

Net Cash from Operations (Cont. Ops.), excl GF Rec, Excl U.S. Pension funding, incl Net Capital Investments	11.3	1.4

Plus: U.S. Pension Funding	(1.7)	(1.0)

Net Cash from Operations (Cont. Ops.), excl GF Rec, incl Net Capital Investments	9.6	0.4

Less: Net Capital Investments	(3.5)	0.2

Net Cash from Operations (Cont. Ops.), excl GF Rec	13.1	0.2

Plus: GF Accounts Receivable	1.8	(0.7)

Net Cash from Operations (Cont. Ops.)	14.9	(0.4)

May not add due to rounding

RECONCILIATION OF SG&A EXPENSE TO REVENUE RATIO

	4Q04	4Q05	B/(W)

SG&A Expense-to-Revenue, w/o PCs & Pension Charge	20.9%	20.4%	0.5 pts

Effects of PC Business and Pension Curtailment Charge	(1.2 pts )	1.1 pts	(2.3 pts	)

SG&A Expense-to-Revenue, As Reported	19.7%	21.5%	(1.8 pts	)

RECONCILIATION OF SEGMENT PRE-TAX INCOME

	Hardware & Financing	Software/ Ent. Inv.	Global Services

% of 2005 Segment Pre-Tax Income, Excluding Restructuring Charges and PCs	28%	37%	35%

Effects of 2005 Restructuring Charges and PCs	3%	4%	(6)%

% of 2005 Segment Pre-Tax Income	31%	41%	29%

May not add due to rounding

RECONCILIATION OF 2004 VS. 2005 RETIREMENT-RELATED COST

($B)	FY04	FY05	B/(W)

Retirement-related expense, excluding one-time charges	1.1	2.1	(1.0)

One-time curtailment charge recorded in 2005	—	0.3	(0.3)

One-time pension settlement charge recorded in 2004	0.3	—	0.3

Charges for 2005 restructuring initiatives	—	0.1	(0.1)

Retirement-related expense	1.4	2.4	(1.0)

May not add due to rounding

RECONCILIATION OF ESTIMATED 2006 RETIREMENT-RELATED COST

($B)	Est. FY06	Est. B/(W)

2006 estimated retirement-related expense, excluding 2Q 2005 restructuring charge and 4Q 2005 curtailment charge	2.5 - 2.6	(0.4) - (0.5)

Impact of 2Q 2005 restructuring charge and 4Q 2005 curtailment charge	—	0.3

2006 estimated retirement-related expense	2.5 - 2.6	(0.1) - (0.2)

RECONCILIATION OF REVENUE GROWTH IN EMERGING COUNTRIES

	FY05
	As Reported	@ CC w/o PCs

Brazil	21%	7%
China	(19)%	8%
India	10%	55%
Russia	2%	29%

Total Emerging Countries	(2)%	14%

($B)
Total Emerging Countries Revenue, excluding PCs and at constant currency	3.8
Effects of PC Business and currency	0.3

Total Emerging Countries Revenue, as reported	4.1

[LOGO]

Attachment III

RECONCILIATION OF RETURN ON INVESTED CAPITAL

EXCLUDING GLOBAL FINANCING BUSINESS AND NON-RECURRING CHARGES

The reconciliation to the most comparable U.S. GAAP measurements for the numerator and denominator is as follows:

(dollars in millions)		2005
Numerator:
Income from continuing operations, as reported		$7,994
Less: Global Financing net income		(1,032)
Non-Global Financing income from continuing operations		$6,962
Add: Interest Expense, after tax*		154
Add: Non-recurring charges, after tax **		657
Income from continuing operations, excluding global financing business, interest expense and non-recurring charges	(a)	$7,773

Denominator:
Total IBM Invested Capital:
Long-term debt		$15,425

Stockholders’ equity		33,098
Add: non-recurring charges, net of tax** (Retained Earnings)		657
Adjusted Stockholders’ Equity		33,755

IBM Invested Capital, adjusted for net of tax non-recurring charges		49,180

Total Global Financing Invested Capital:
Long-term debt ***		$13,965
Stockholders’ equity		3,056
Global Financing Invested Capital		$17,021

Invested Capital, excluding Global Financing Business and adjusted for non-recurring charges	(b)	$32,159

Return on Invested Capital, excluding Global Financing Business and Non-Recurring Charges	(a)/(b)	24%

*     Calculated using IBM’s consolidated effective tax rate.

**   Represents after tax charges for (1) the 2Q 2005 gain on the sale of the company’s PC business, (2) a 2Q 2005 gain related to a settlement agreement reached with Microsoft, (3) 2Q 2005 charges related to the company’s restructuring initiatives, (4) a 3Q 2005 tax charge for the planned repatriation of foreign earnings, and (5) a 4Q 2005 curtailment charge relating to changes to the company’s U.S. defined benefit pension plans,

*** Allocated based on ratio of Global Financing debt to total debt.

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COMPUTATION OF 2005 GLOBAL FINANCING

RETURN ON EQUITY

The following are details on the computation of IBM’s Global Financing Return on Equity. The Global Financing segment is in the business of providing financing to IBM’s clients and its business partners, is managed on an arms-length basis and is measured as if it were a standalone entity. A financing business is managed on a leveraged basis and therefore, we measure the profitability of a financing entity based on its after-tax earnings in relation to the equity employed in the business.

(dollars in millions)		FY 2005
Numerator:

Global Financing after tax income *	(a)	$1,032

Denominator:

Average Global Financing Equity **	(b)	$3,109

Global Financing Return on Equity	(a)/(b)	33%

*             Calculated based upon an estimated tax rate principally based on Global Financing’s geographic mix of earnings as IBM’s provision for income taxes is determined on a consolidated basis.

**      Average of the ending equity for the Global Financing Segment for the last five quarters.

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